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CUSIP No. 050912203                    13G                     Page 1 of 5 Pages
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                          AUGUSTA RESOURCE CORPORATION
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                                (Name of Issuer)

                                  COMMON SHARES
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                         (Title of Class of Securities)

                                    050912203
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                                 (CUSIP Number)

                                  July 12, 2010
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             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[X] Rule 13d-1(c)

[_] Rule 13d-1(d)

----------
      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 050912203                    13G                     Page 2 of 5 Pages
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    1       NAMES OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

                     Sumitomo Corporation
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    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) |_|

                                                                         (b) |_|
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    3       SEC USE ONLY
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    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Japan
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                                    5     SOLE VOTING POWER

                                               2,180,000
          NUMBER OF                 --------------------------------------------
           SHARES                   6     SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                             0
            EACH                    --------------------------------------------
          REPORTING                 7     SOLE DISPOSITIVE POWER
           PERSON
            WITH                               2,180,000
                                    --------------------------------------------
                                    8     SHARED DISPOSITIVE POWER

                                               0
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    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     2,180,000
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    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             |_|
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    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     1.78%*

                     *Based on 122,144,000 common shares outstanding as of July 12, 2010.
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    12      TYPE OF REPORTING PERSON

            CO
--------------------------------------------------------------------------------


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CUSIP No. 050912203                    13G                     Page 3 of 5 Pages
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Item 1(a)   Name  of Issuer:

            Augusta Resource Corporation

Item 1(b)   Address of Issuer's Principal Executive Offices:

            400 - 837 West Hastings Street
            Vancouver, BC
            Canada V6C 3N6

Item 2(a)   Name of Person Filing:

            Sumitomo Corporation

Item 2(b)   Address of Principal Business Office

            8-11, Harumi,  1-chome,
            Chuo-ku, Tokyo,  104-8610

Item 2(c)   Citizenship

            Japan

Item 2(d)   Title of Class of Securities:

            Common Shares, no par value

Item 2(e)   CUSIP No.:

            050912203

Item 3 If this statement is file pursuant to Rules 13d-1(b), or 13d-2(b),check whether the person filing is a:

            Not Applicable.

Item 4      Ownership:

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a) Amount beneficially owned: 2,180,000 shares of Common Shares

            (b) Percent of class: 1.78%* of the Common Shares of the Issuer

            *Based on 122,144,000 common shares outstanding as of July 12, 2010.

            (c) Number of shares as to which the person has:
                  (i)   Sole power to vote or to direct the vote: 2,180,000

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CUSIP No. 050912203                    13G                     Page 4 of 5 Pages
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                  (ii)  Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of:
                        2,180,000

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0

Item 5      Ownership of Five Percent or Less of a Class:

            If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6      Ownership of More Than Five Percent on Behalf of Another Person:

            Not applicable.

Item 7 Identification of the Subsidiary Which Acquired any Portion of the Security Being Reported on By the Parent Holding Company:

            2,180,000 Common Shares of the Issuer are owned by Sumitomo Corporation of America, a direct and wholly owned subsidiary of Sumitomo Corporation.

Item 8      Identification and Classification of Members of the Group:

            Not applicable.

Item 9      Notice of Dissolution of Group:

            Not applicable.

Item 10     Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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CUSIP No. 050912203                    13G                     Page 5 of 5 Pages
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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 3, 2010

SUMITOMO CORPORATION

/s/ Hitoshi Arakawa
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Authorized Signatory

By:  Hitoshi Arakawa
Its: General Manager of Mineral Resources Project Dept.